Exhibit 10.7

October 3, 2015

Dear Colin:

I am pleased to offer you a position with CrowdStrike, Inc. (the “Company”), as its Chief Information Officer (CIO) reporting to the Chief Executive Officer (CEO).  If you decide to join us, you will receive an annual salary of $325,000 which will be paid in accordance with the Company’s normal payroll procedures.

Additionally, during your employment you are eligible to receive total annual bonus consideration of up to $75,000 (the “Target Bonus”) based on the achievement of performance objectives.  The Target Bonus will be paid out quarterly following the end of each fiscal quarter of the Company in amounts up to $18,750 based on achievement of quarterly performance measures.  Any Target Bonus payment will be made in a lump sum no later than 60 days following the end of the applicable performance period.

If you join the Company, at the first Board of Directors meeting for Parent Corporation, CrowdStrike Holdings, Inc. (“Parent”) following your start date, it will be recommended that you be granted an option to purchase 200,000 shares of the Parent’s common stock at a price per share equal to the fair market value per share of the common stock on the date of grant, as determined by the Parent’s Board of Directors.  Twenty-five percent of the shares subject to the option shall vest 12 months after the date your vesting begins, subject to your continued employment with the Company, and no shares shall vest before such date.  The remaining shares shall vest monthly over the next 36 months in equal monthly amounts subject to your continued employment with the Company.

The above option grant shall be subject to the terms and conditions of the Parent’s 2011 Stock Incentive Plan and Stock Option Agreement, including vesting requirements.  No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

In addition, the Company will pay you $25,000 (“Sign-on Bonus”) payable within thirty (30) days following the start of employment with the company.  Notwithstanding the foregoing, if, on or prior to the twelve (12) month anniversary of your first day of employment, you voluntarily terminate your employment with the Company for any reason, within thirty (30) days of your termination of employment you must repay the company 100% of the Sign-on Bonus.

In the event that we terminate your employment without Cause or you terminate your employment with Good Reason within 12 months after a change of control, (i) 100% of·your unvested options shall vest and remain subject to the terms of the Plan, and (ii) we will provide three months base salary as severance.

The payment of any amount or provision of any benefit pursuant to the above paragraph (collectively, the “Severance Benefits”) shall be conditioned upon your execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) within sixty (60) days following the date of your termination of employment hereunder.  If you fail to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes his acceptance of such release following its execution, you shall not be entitled to any of the Severance Benefits.  Further, to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Employee’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining Severance Benefits shall thereafter be provided to Employee according to the applicable schedule set forth herein.

As an employee, you will also be eligible to receive certain employee benefits, in accordance with the terms of such benefit plans.  The Company, in its sole discretion, has the right to amend or terminate any benefit plan, or your participation therein.

The Company looks forward to a beneficial and productive relationship.  You should be aware that your employment with the Company is for no specified period and constitutes at-will employment.  As a result, you are free to resign at any time, for any reason or for no reason.  Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

The Company reserves the right to conduct periodic background investigations and/or reference checks on all of its potential and current employees. This job offer is contingent upon a clearance of such a background investigation and/or reference check and upon your electronic authorization to obtain a consumer report and/or investigative consumer report. We advise that you wait until you receive notice from CrowdStrike that you have successfully cleared a background investigation and/or reference check prior to notifying your current employer of your resignation. Refer to the Certification & Release, Notice & Disclosure, and Release Authorization forms for important disclosures and authorization.  These forms are provided to you electronically when you complete your online employment application.

Federal law requires all companies to verify U.S. work authorization upon date of hire.  Therefore, you will be required to provide to the Company documents verifying identity and work authorization (i.e. passport or driver’s license, and your social security card or birth certificate).  Failure to present appropriate documentation may result in your termination.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed.  It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.  Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.  Similarly, you agree not to bring any third party confidential information to the Company.  Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As an employee, you will be expected to abide by the Company’s rules and standards.  Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct as set forth in the Company Handbook or other documentation that is made available to you, and which may be revised from time to time.

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, your assignment of patent rights to any invention made during your employment at the Company, and your non-disclosure of Company confidential information.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law.  Please note that we must receive your signed Agreement before your first day of employment.

To accept the Company’s offer, please sign and date this letter in the space provided below.  If you accept our offer, and contingent upon the successful, favorable completion of your background investigation and reference check, your first day of employment will be within 11 business days from successful clearance of a background investigation and/or reference check unless otherwise agreed upon by both parties.  You will be notified when results of your background have been received and at that time you will be informed of your start date.  This offer letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral.  This offer letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the CEO of the Company, acting with the authority of the Board of Directors, and you.  This offer of employment will terminate if it is not accepted, signed and returned by October 5, 2015.

We look forward to your favorable reply and to working with you at CrowdStrike, Inc.

Sincerely,

/s/ George Kurtz
George Kurtz
CEO

AGREED TO AND ACCEPTED:

Signature:	/s/ Colin Black

Printed Name:	Colin Black

Date:	10-5-2015